Exhibit 99.1

Contacts:	Evan Pondel
Rick Kline	PondelWilkinson, Inc.
IPC Healthcare, Inc.	(310) 279-5980
(818) 766-3502	epondel@pondel.com
IPC Healthcare Reports Fourth Quarter and Full Year 2014 Financial Results
North Hollywood, CA—February 19, 2015—IPC Healthcare, Inc. (NASDAQ: IPCM), a leading national acute hospitalist and post-acute provider group practice, today announced financial results for the fourth quarter and full year ended December 31, 2014. All operating results referred to as “adjusted” exclude the change in fair market value of contingent consideration (“net change in fair value”) for acquisitions. See “Reconciliation of Non-GAAP Financial Measures” below for explanations of these non-GAAP financial measures and reconciliation to GAAP financial measures.
Fourth Quarter 2014 Highlights (comparisons are to fourth quarter 2013):

•	Net revenue increased 11% to $179.2 million, with same-market area net revenue growth of 6%.

•	Patient encounters increased 13% to 1,828,000.

•	Adjusted EBITDA increased 7% to $18.5 million.
Twelve Months Ended December 31, 2014 Highlights (comparisons are to twelve months ended December 31, 2013):

•	Net revenue increased 14% to $694.0 million, with same-market area net revenue growth of 9%.

•	Patient encounters increased 14% to 7,068,000.

•	Adjusted EBITDA increased 9% to $72.6 million.
Adam D. Singer, M.D., Chief Executive Officer of IPC Healthcare, said, “We achieved net revenue growth of 11% for the quarter. This growth, which was driven by a record level of organic hires and practice acquisitions, was in spite of an increase in our attrition rate. We are pleased with the return on investment and redesign of our recruiting resources in 2014, and we anticipate an even greater hiring record in 2015 as we benefit from a full year of such investment. Our acquisition pipeline also remains very full.”
Dr. Singer added, “Although we anticipate some revenue headwind in 2015 due to the cessation of Medicaid parity, we expect to continue to generate healthy encounter growth and believe that we are well positioned to be a key participant in the rapidly changing value-based purchasing healthcare environment.”
Fourth Quarter 2014
Patient encounters for the three months ended December 31, 2014 increased by 215,000, or 13.3%, to 1,828,000, compared with 1,613,000 for the same period in the prior year. Net revenue for the three months ended December 31, 2014 was $179.2 million, an increase of $17.6 million, or 10.9%, from $161.6 million for the same period in the prior year. Of this $17.6 million increase, 54.9% was attributable to same-market area growth, including tuck-in acquisitions and new hires, and 45.1% was attributable to revenue generated from operations in new markets. Same-market net revenue increased 6.1% and same-market encounters increased 7.7%.
Physician practice salaries, benefits and other expenses for the three months ended December 31, 2014 were $130.7 million, or 72.9% of net revenue, compared with $117.4 million, or 72.6% of net revenue, for the same period in the prior year. The 30 basis point increase in practice expense as a percentage of revenue is largely due to a higher level of meaningful-use incentive revenues recorded during the three months ended December 31, 2013. The dollar increase in cost of services is largely related to the increase in the number of clinicians added through hiring and acquisitions during the period.

General and administrative expenses increased $3.1 million, or 11.3%, to $30.1 million, or 16.8% of net revenue, for the three months ended December 31, 2014, compared with $27.0 million, or 16.7% of net revenue, for the same period in the prior year. The dollar increase in expense is primarily the result of increased costs to support the continuing growth of operations and acquisitions, including new regional office costs, incremental costs of supporting the Company’s post-acute business, expansion of the Company’s corporate business development and recruiting resources and other expenses. Excluding stock-based compensation, general and administrative expenses were 15.6% of net revenue for the three months ended December 31, 2014 and 2013.
The net change in fair value of contingent consideration (“net change in fair value”) for acquisitions was an increase to expense of $0.9 million and $0.3 million for the three months ended December 31, 2014 and 2013, respectively.
Adjusted EBITDA for the three months ended December 31, 2014 increased 7.2% to $18.5 million, or an adjusted EBITDA margin of 10.3%, compared with adjusted EBITDA of $17.2 million, or an adjusted EBITDA margin of 10.7% for the same period in the prior year. The adjusted EBITDA margin decrease of 40 basis points compared with the same period in the prior year is primarily related to an increase in physician practice expenses as a percentage of revenue.
The effective tax rate for the three months ended December 31, 2014 and 2013 was 40.0% and 38.3%, respectively. The increased tax rate reflects a discrete deferred tax asset valuation adjustment, recorded during the three months ended December 31, 2014, pertaining to the realization of certain state tax credits.
Adjusted net income for the three months ended December 31, 2014 increased 3.7% to $10.1 million, or a 5.6% adjusted net income margin, compared with adjusted net income of $9.7 million, or a 6% adjusted net income margin, for the same period in the prior year. GAAP net income was $9.5 million for the three months ended December 31, 2014 and 2013, and GAAP net income margin was 5.3% and 5.9% for the three months ended December 31, 2014 and 2013, respectively.
Adjusted diluted earnings per share for the three months ended December 31, 2014 and 2013 was $0.57 and $0.56, respectively. GAAP diluted earnings per share was $0.54 for the three months ended December 31, 2014 and 2013.
Year Ended December 31, 2014

Patient encounters for 2014 increased by 857,000, or 13.8%, to 7,068,000, compared with 6,211,000 for 2013. Net revenue for 2014 was $694.0 million, an increase of $84.5 million, or 13.9%, from $609.5 million for 2013. Of this $84.5 million increase, 64.7% was attributable to same-market area growth, including tuck-in acquisitions and new hires, and 35.3% was attributable to revenue generated from operations in new markets. Same-market revenue increased 9.1%, and same-market encounters increased 8.2%.
Physician practice salaries, benefits and other expenses for 2014 were $507.2 million, or 73.1% of net revenue, compared with $444.2 million or 72.9% of net revenue, for 2013. The dollar increase in practice costs is largely related to the increase in the number of clinicians added through hiring and acquisitions during the period.
General and administrative expenses increased $15.5 million, or 15.6%, to $114.2 million, or 16.4% of net revenue, for 2014, compared with $98.7 million, or 16.2% of net revenue, for 2013. The dollar increase in expense was primarily the result of increased costs to support the continuing growth of our operations and acquisitions, including new regional office costs, incremental costs of supporting our post-acute business, expansion of our corporate business development and recruiting resources and other expenses. Excluding stock-based compensation, general and administrative expenses were 15.3% of net revenue for 2014, compared with 15.0% of net revenue for 2013.
The net change in fair value was a $2.3 million increase to expense and a $5.7 million reduction to expense for 2014 and 2013, respectively.
Adjusted EBITDA for 2014 increased 9.1% to $72.6 million, or an adjusted EBITDA margin of 10.5%, compared with adjusted EBITDA of $66.6 million, or an adjusted EBITDA margin of 10.9% for 2013. The adjusted EBITDA margin decrease of 40 basis points compared with the same period in the prior year is related to an increase in both physician practice expenses and general and administrative expenses as a percentage of revenue.

The effective tax rate for 2014 was 38.7%, compared with 38.3% for the same period in the prior year. The increase in the effective tax rate reflects a discrete deferred tax asset valuation adjustment, recorded during 2014, pertaining to the realization of certain state tax credits.
Adjusted net income for 2014 increased 6.7% to $40.4 million, or a 5.8% adjusted net income margin, compared with adjusted net income of $37.9 million, or a 6.2% adjusted net income margin, for 2013. GAAP net income for 2014 decreased to $39.0 million from $41.4 million for 2013, and GAAP net income margin was 5.6% and 6.8% for 2014 and 2013, respectively.
Adjusted diluted earnings per share for 2014 increased 4.6% to $2.29, compared with $2.19 adjusted diluted earnings per share for 2013. GAAP diluted earnings per share for 2014 was $2.21, compared with $2.39 for 2013.
Liquidity and Capital Resources
As of December 31, 2014, IPC had approximately $59.6 million in liquidity, which is composed of $14.9 million in cash and cash equivalents, and an available line of credit of $44.7 million. IPC had borrowings of $80.0 million from its revolving line of credit outstanding at December 31, 2014.
Net cash provided by operating activities for the twelve months ended December 31, 2014 was $47.6 million, compared with $36.8 million for the same period in the prior year. The change in working capital during the twelve months ended December 31, 2014 was largely related to an increase in accounts receivable of $18.5 million, an increase in accounts payable and accrued liabilities of $2.4 million, an increase in accrued compensation of $5.3 million, and an increase in medical malpractice and self-insurance reserves of $2.2 million. Days sales outstanding (DSO), which is used to measure the effectiveness of collections, was 60 DSO and 56 DSO as of December 31, 2014 and December 31, 2013, respectively. The four day increase in DSO was largely related to the combination of transitional matters related to the re-credentialing of providers in the Northeast and the integration of an electronic health record system in a separate market.
Net cash used in investing activities was $53.8 million for the twelve months ended December 31, 2014, compared with $108.0 million for the same period in the prior year. Cash of $47.9 million was used during the twelve months ended December 31, 2014 for physician practice acquisitions and contingent consideration payments on prior acquisitions, compared with $104.1 million for the same period in the prior year.

For the twelve months ended December 31, 2014, net cash used in financing activities was $4.0 million, compared with $80.0 million of cash provided by financing activities for the same period in the prior year. During the twelve months ended December 31, 2014, the Company repaid $25.0 million of its outstanding revolving line of credit and borrowed $15.0 million under the revolving line of credit to fund its practice acquisitions. During the twelve months ended December 31, 2013, the Company repaid $35.0 million of its outstanding revolving line of credit and borrowed $105.0 million under the revolving line of credit to fund its practice acquisitions.
2015 Guidance
The Company expects revenue to be in the range of $752.0 million to $766.0 million based on 8.3 million to 8.5 million encounters, adjusted EBITDA in the range of $71.0 million to $74.0 million, and adjusted diluted earnings per share to be in the range of $2.14 to $2.27. The Company has provided this outlook based on the following assumptions: (i) weighted average shares outstanding of 17.7 million for the year; (ii) a 38.3% effective tax rate, (iii) $7.9 million in stock-based compensation expense, and (iv) $7.2 million in depreciation and amortization expense. Not included in the assumptions are (i) new market practice acquisitions completed after today’s date, and (ii) future gains or losses related to changes in estimates of earn-outs attributable to practice acquisitions.
Our 2015 guidance indicates strong growth of our business, with encounters projected to grow 17% to 19%, and adjusting the mid-point of our 2015 guidance for the loss of Medicaid parity, PQRS and lower meaningful-use revenues, revenue would be projected to grow by 14%, and our adjusted EBITDA and adjusted EPS would be projected to grow by 15% and 13%, respectively.

Reconciliation of Non-GAAP Financial Measures
This press release contains non-GAAP financial measures of adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA), adjusted net income and adjusted diluted earnings per share.

During the twelve months ended December 31, 2014 and 2013, the Company reported a change in fair value of contingent consideration for acquired practices as operating expense pursuant to GAAP, which is referred to in this press release as the “net change in fair value of contingent consideration,” or “net change in fair value”. The fair value of accrued contingent consideration is largely determined using the income approach for estimating future consideration to be paid based on projected earnings of acquired practices as of specified measurement dates. Because accrued contingent consideration is generally based on a certain multiple of earnings of the acquired practices during a specified measurement period, a relatively small or moderate change in such projected earnings may result in a material change to the fair value of such contingent consideration liability with a corresponding adjustment to income from operations.
During the three months ended December 31, 2014 and 2013, the Company recorded an increase to expense of $940,000 and $340,000, respectively, and during the twelve months ended December 31, 2014 and 2013, the Company recorded an increase to expense of $2,252,000 and a reduction to expense of $5,733,000, respectively, as a net change in fair value. In this press release, GAAP financial measurements of net income and diluted earnings per share, as well as a non-GAAP financial measurement of EBITDA have been adjusted to exclude the amount of the net change in fair value of contingent consideration. The Company believes that these non-GAAP financial measures are useful to management and investors reviewing financial and business trends related to its results of operations, and that when these non-GAAP financial measures are viewed with GAAP financial measures, investors are provided with a meaningful understanding of IPC’s ongoing operating and financial performance. These non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP financial measures.
The following unaudited tables reconcile non-GAAP financial information to net income and diluted earnings per share, which the Company believes are the most comparable GAAP measures (dollars in thousands, except for per share data):

	Three Months Ended December 31,
	2014			2013
	GAAP	Adjustment	Non-GAAP	GAAP	Adjustment	Non-GAAP
Income from operations	$16,142	$940	$17,082	$15,658	$340	$15,998
Investment income	1	—	1	1	—	1
Interest expense	(271)	—	(271)	(217)	—	(217)
Income before income taxes	15,872	940	16,812	15,442	340	15,782
Income tax provision	6,342	370	6,712	5,915	130	6,045
Net income	$9,530	$570	$10,100	$9,527	$210	$9,737
Earnings per share (diluted)	$0.54	$0.03	$0.57	$0.54	$0.02	$0.56
Weighted average shares (diluted)	17,655,522		17,655,522	17,516,086		17,516,086

	Twelve Months Ended December 31,
	2014			2013
	GAAP	Adjustment	Non-GAAP	GAAP	Adjustment	Non-GAAP
Income from operations	$64,989	$2,252	$67,241	$67,620	$(5,733)	$61,887
Investment income	5	—	5	13	—	13
Interest expense	(1,328)	—	(1,328)	(540)	—	(540)
Income before income taxes	63,666	2,252	65,918	67,093	(5,733)	61,360
Income tax provision (benefit)	24,646	872	25,518	25,697	(2,196)	23,501
Net income	$39,020	$1,380	$40,400	$41,396	$(3,537)	$37,859
Earnings per share (diluted)	$2.21	$0.08	$2.29	$2.39	$(0.20)	$2.19
Weighted average shares (diluted)	17,619,050		17,619,050	17,314,759		17,314,759
The following unaudited table reconciles the non-GAAP financial measurement of adjusted EBITDA to income from operations, which the Company believes is the most comparable GAAP measures (dollars in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Income from operations (GAAP)	$16,142	$15,658	$64,989	$67,620
Plus: Depreciation and amortization	1,375	1,219	5,381	4,681
EBITDA (non-GAAP)	17,517	16,877	70,370	72,301
Less: Net change in fair value of contingent consideration	940	340	2,252	(5,733)
Adjusted EBITDA (non-GAAP)	$18,457	$17,217	$72,622	$66,568
Conference Call Information
IPC Healthcare will host an investor conference call to review the quarterly results at 5:00 p.m. ET (2:00 p.m. PT) today. To participate in the conference call, please dial 877-225-7695 (USA) or 720-545-0027 (International). A live webcast of the call will also be available in the Investor Relations section on the corporate web site at http://www.ipchealthcare.com. A webcast replay can be accessed at the same site beginning February 19, 2015 at approximately 8:00 p.m. ET (5:00 p.m. PT) and will remain available until March 19, 2015 at 11:59 p.m.

About IPC Healthcare
IPC Healthcare, Inc. (NASDAQ:IPCM) is a leading national acute hospitalist and post-acute provider group practice company. IPC Healthcare's affiliated physicians and other clinical providers practice in over 410 hospitals and 1,500 post-acute care facilities. The Company offers its more than 1,860 employed clinicians comprehensive training, information technology, and management support systems to improve the quality and reduce the cost of patient care in the facilities it serves. For more information, visit the IPC website at http://www.ipchealthcare.com.
Safe Harbor Statement
Certain statements and information in this press release may be deemed to be “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release may include, but are not limited to, those statements set forth under the section titled “2015 Guidance” regarding projected operating results, revenues, earnings, and IPC’s growth opportunities and strategy. Forward-looking statements are often characterized by terminology such as “believe”, “hope”, “may”, “anticipate”, “should”, “intend”, “plan”, “will”, “expect”, “estimate”, “project”, “positioned”, “strategy” and similar expressions. Any forward-looking statements are necessarily based on a variety of estimates and assumptions which, though considered reasonable by the Company, may not be realized and are inherently subject to significant business, economic, competitive, industry, regulatory, market and financial uncertainties and contingencies, many of which are and will be beyond IPC’s control. Important risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by any forward-looking statements are described in IPC’s most recent Annual Report on Form 10-K, including the section titled “Risk Factors” and actual results could differ materially from those anticipated in forward-looking statements.
In particular the following risks and uncertainties may have such an impact:

•	failure to comply with complex and intensive government regulation of the healthcare industry;

•	the adequacy of IPC’s insurance coverage and insurance reserves;

•	IPC’s ability to recruit and retain qualified physicians and non-physician providers;

•	IPC’s ability to successfully identify, complete and efficiently integrate new acquisitions;

•	the effect of changes in rates or methods of third-party reimbursement; and

•	the high level of competition in IPC’s industry.
IPC undertakes no obligation following the date of this press release to update or revise any such statements or projections whether as a result of new information, future events, or otherwise.

IPC Healthcare, Inc.
Consolidated Balance Sheets
(dollars in thousands, except for share data)

	As of December 31,
	2014	2013

Assets
Current assets:
Cash and cash equivalents	$14,913	$25,010
Accounts receivable, net	122,092	103,585
Insurance receivable for malpractice claims, current portion	12,564	11,653
Prepaid expenses and other current assets	20,876	19,378
Total current assets	170,445	159,626
Property and equipment, net	8,798	6,343
Goodwill	408,988	357,387
Other intangible assets, net	4,957	5,857
Insurance receivable for malpractice claims, less current portion	21,574	20,599
Total assets	$614,762	$549,812
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$8,388	$5,486
Accrued compensation	40,907	35,639
Payable for practice acquisitions, current portion	35,411	32,430
Medical malpractice and self-insurance reserves, current portion	13,079	12,211
Deferred tax liabilities, current portion	584	969
Total current liabilities	98,369	86,735
Long-term debt	80,000	90,000
Medical malpractice and self-insurance reserves, less current portion	47,239	44,044
Payable for practice acquisitions, less current portion	9,500	8,289
Deferred tax liabilities, less current portion	11,737	5,762
Total liabilities	246,845	234,830
Stockholders’ equity:
Preferred stock, $0.001 par value, 15,000,000 shares authorized, none issued	—	—
Common stock, $0.001 par value, 50,000,000 shares authorized, 17,242,209 and 17,015,580 shares issued and outstanding at December 31, 2014 and 2013, respectively	17	17
Additional paid-in capital	181,841	167,926
Retained earnings	186,059	147,039
Total stockholders’ equity	367,917	314,982
Total liabilities and stockholders’ equity	$614,762	$549,812

IPC Healthcare, Inc.
Consolidated Statements of Income
(dollars in thousands, except for per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Net revenue	$179,234	$161,600	$693,985	$609,517
Operating expenses:
Cost of services—physician practice salaries, benefits and other	130,694	117,351	507,205	444,224
General and administrative	30,083	27,032	114,158	98,725
Net change in fair value of contingent consideration	940	340	2,252	(5,733)
Depreciation and amortization	1,375	1,219	5,381	4,681
Total operating expenses	163,092	145,942	628,996	541,897
Income from operations	16,142	15,658	64,989	67,620
Investment income	1	1	5	13
Interest expense	(271)	(217)	(1,328)	(540)
Income before income taxes	15,872	15,442	63,666	67,093
Income tax provision	6,342	5,915	24,646	25,697
Net income	$9,530	$9,527	$39,020	$41,396
Net income per share:
Basic	$0.55	$0.56	$2.28	$2.46
Diluted	$0.54	$0.54	$2.21	$2.39
Weighted average shares:
Basic	17,211,617	16,937,646	17,145,017	16,811,571
Diluted	17,655,522	17,516,086	17,619,050	17,314,759

IPC Healthcare, Inc.
Consolidated Statements of Cash Flows
(dollars in thousands)

	Twelve Months Ended December 31,
	2014	2013
Operating activities
Net income	$39,020	$41,396
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,381	4,681
Stock-based compensation expense	8,282	7,355
Deferred income taxes	5,202	5,297
Changes in assets and liabilities:
Accounts receivable	(18,507)	(23,973)
Prepaid expenses and other current assets	(1,498)	(2,094)
Accounts payable and accrued expenses	2,439	1,229
Accrued compensation	5,268	6,455
Medical malpractice and self-insurance reserves, net	2,177	2,525
Accrued contingent consideration	(122)	(6,075)
Net cash provided by operating activities	47,642	36,796
Investing activities
Acquisitions of physician practices	(47,924)	(104,127)
Purchase of property and equipment	(5,836)	(3,911)
Net cash used in investing activities	(53,760)	(108,038)
Financing activities
Proceeds from long-term debt	15,000	105,000
Repayments of long-term debt	(25,000)	(35,000)
Net proceeds from issuance of common stock	5,068	7,429
Excess tax benefits from stock-based compensation	953	2,609
Net cash (used in) provided by financing activities	(3,979)	80,038
Net (decrease) increase in cash and cash equivalents	(10,097)	8,796
Cash and cash equivalents, beginning of period	25,010	16,214
Cash and cash equivalents, end of period	$14,913	$25,010

IPC Healthcare, Inc.
Operating Data
(unaudited)
Patient Encounter Data:
The following is a summary of the Company's quarterly and annual patient encounters for 2013 and 2014 (number in thousands):

	Quarter Ended
	Mar 31 2013	Jun 30 2013	Sep 30 2013	Dec 31 2013	Year Ended December 31, 2013
Patient encounters	1,576	1,513	1,509	1,613	6,211

	Quarter Ended
	Mar 31 2014	Jun 30 2014	Sep 30 2014	Dec 31 2014	Year Ended December 31, 2014
Patient encounters	1,764	1,727	1,749	1,828	7,068
Employee Data:
The following is a summary of the Company's affiliated hospitalists employed at the end of the eight consecutive quarters ended December 31, 2014:

	Quarter Ended
	Mar 31 2013	Jun 30 2013	Sep 30 2013	Dec 31 2013	Mar 31 2014	Jun 30 2014	Sep 30 2014	Dec 31 2014
Employed physicians	1,096	1,062	1,175	1,257	1,212	1,184	1,251	1,259
Nurse practitioners and physician assistants	360	372	395	508	501	560	587	608
Total	1,456	1,434	1,570	1,765	1,713	1,744	1,838	1,867